EXHIBIT 99.1

Great Lakes Reports Second Quarter Results

OAK BROOK, Ill., Aug. 02, 2017 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended June 30, 2017.

For the three months ended June 30, 2017, Great Lakes reported revenue of $176.9 million, net loss from continuing operations of $1.1 million and Adjusted EBITDA from continuing operations of $17.6 million.

Chief Executive Officer Lasse Petterson commented, “During my first three months as CEO, I have continued to immerse myself in company operations, meeting with various stakeholders of our business including multiple shareholders last month in New York City. Operationally, as expected, our margins in dredging have increased compared to the first quarter of 2017, but based on project mix for the current year, we do not expect margins to reach the levels we experienced in 2016. In the E&I business, the Company continues to see the benefits of the divestiture of the Terra assets and the strong project risk controls put into place. While we are pleased with the improvements in both segments in the quarter, we recognize that there is further work to be done to improve margins and the bottom line. We are currently in the midst of a deep-dive review to address overall company performance including operating margin, asset efficiencies and G&A expenses. The goal of this review is to align our production and support functions with the current and future market conditions. We expect that this review will position us in our market as we welcome the Ellis Island to our working fleet in the third quarter of 2017 and prepare to bid on multiple large and complex port deepening projects in which we are well suited to perform.”

Chief Financial Officer Mark Marinko added “Since December 2016, we have completed the refinance of our revolver and senior notes giving us security in the capital structure of the Company and allowing us to effectively execute our operations.”

Second Quarter Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Three Months Ended
	June 30,
	2017			2016
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$152,507	$24,711	$176,859	$153,661	$39,782	$192,192	$(15,333)

Gross Profit	21,489	4,286	25,774	24,070	186	24,256	1,518
Gross Profit Margin	14.1%	17.3%	14.6%	15.7%	0.5%	12.6%

Operating Income (Loss)	8,481	(143)	8,338	10,624	(6,806)	3,818	4,520
Operating Margin	5.6%	-0.6%	4.7%	6.9%	-17.1%	2.0%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the second quarter of 2017 was slightly below the prior year period on lower domestic capital and rivers & lakes revenues offset by increased maintenance and coastal protection revenues. Foreign capital revenue quarter over quarter increased slightly.
  Gross profit margin decreased from 15.7% in the prior year quarter to 14.1% in the current year quarter on a lower number of domestic projects with strong performance, slightly offset by lower plant costs.
  Operating income decreased 20.2% as compared to the prior year quarter on lower gross profit. G&A remained flat quarter over quarter.
  Dredging backlog was $385.5 million at the end of the second quarter, which is a decrease of $82.2 million compared to backlog at December 31, 2016.

Environmental & Infrastructure

  Revenue in the second quarter of 2017 decreased compared to the second quarter of 2016.  The majority of this decrease is a result of the loss of revenue associated with the divested Terra services assets as well as a small decrease in the remaining core business revenues quarter over quarter. The decrease at the GLEI business is a result of project delays due to flooding and standing water in the northern California region and lower bid volume.
  Gross profit increased to $4.3 million in the second quarter of 2017 as compared to $0.2 million in the prior year quarter. This increase is a result of increased contract margins, significant reductions in plant and overhead costs and the absence of projects with losses that existed in the second quarter of 2016.  Gross profit for the quarter was also positively impacted by an approval of a change order on an E&I project in the amount of $2.5 million.
  Operating loss improved 97.8% in the second quarter on stronger gross profit and lower G&A expense, primarily related to reduced labor, benefits and office administration costs resulting from the divested Terra services assets and other cost reduction initiatives.
  Backlog was $52.8 million at the end of the second quarter, which is an increase of $15.1 million compared to backlog at December 31, 2016.

Total Company

  Net loss from continuing operations was $1.1 million compared to net loss from continuing operations of $1.7 million in the second quarter of 2016.  The loss in the current period includes two non-recurring items: $2.3 million related to the debt extinguishment related to the senior notes and $1.5 million related to the final settlement of the TerraSea joint venture. The loss from continuing operations in the current period also included an income tax benefit of $1.1 million and interest expense of $6.4 million.  The loss in the second quarter of 2016 included an income tax benefit of $0.8 million and interest expense of $5.9 million.
  Adjusted EBITDA from continuing operations was $17.6 million, slightly below the prior year quarter.
  Total capital expenditures for the quarter were $12.8 million.  Capital expenditures included $5.0 million for construction of the Ellis Island. A majority of the remaining expenditures were for improvements to the dredging fleet. Capital expenditures during the second quarter of 2016 were $11.5 million and included $2.9 million for the Ellis Island, with the majority of the remainder for improvements to the dredging fleet.
  Cash at June 30, 2017 was $12.6 million, with total debt of $422.2 million ($2.8 million short-term debt and $419.3 million long-term debt).
  Total Company backlog at June 30, 2017 was $438.2 million.
Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited in 000)

	Six Months Ended
	June 30,
	2017			2016
	Dredging	Environmental & infrastructure	Total Consolidated	Dredging	Environmental & infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$305,561	$43,935	$347,445	$298,674	$58,872	$355,311	$(7,866)

Gross Profit	35,960	5,997	41,956	47,420	(3,174)	44,246	(2,290)
Gross Profit Margin	11.8%	13.6%	12.1%	15.9%	-5.4%	12.5%

Operating Income (Loss)	10,587	(2,873)	7,714	21,209	(17,480)	3,729	3,985
Operating Margin	3.5%	-6.5%	2.2%	7.1%	-29.7%	1.0%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue for the first six months of 2017 increased over the same period 2016 primarily due to increases in foreign and domestic capital work, slightly offset by lower revenues in all other work types.
  Gross profit decreased during the first six months of 2017 by 24.2% as compared to the same period in 2016 on lower margins from project mix as well as higher plant and overhead costs.
  Operating income decreased 50.1% in the first six months of 2017 compared to the prior year period due largely to lower gross profit margin.

Environmental & Infrastructure

  Revenue decreased in the first six months of 2017 compared to the same time period in 2016. The decrease represents the loss of revenue associated with the divested Terra services assets as well as second quarter project delays due to flooding and standing water in the Northern California region and lower than expected bid volume in the GLEI business.
  Gross profit improved 289.0% in the first six months of 2017 as a result of significantly stronger contract margin and lower plant and overhead expenses. Gross profit year to date was also positively impacted by a second quarter approval of a change order on an E&I project in the amount of $2.5 million. Finally, the first six months of 2017 benefited from the absence of the significant job losses prevalent in this segment in the first six months of 2016.
  Operating loss improved 83.6% in the first six months of 2017 due to improved gross profit margin and lower G&A, primarily related to reduced labor, benefits and office administration costs resulting from the divested Terra services assets and other cost reduction initiatives.

Total Company

  Net loss from continuing operations was $4.8 million for the first six months of 2017 compared to a net loss from continuing operations of $5.8 million in the same period 2016. Overall operating profit increased in the first six months of 2017 by $4.0 million, but was offset by a $3.0 million increase in expenses related to joint-ventures, debt extinguishment, other expenses and interest.
  As noted in the first quarter 2017, the Company recorded a $13.1 million net loss from discontinued operations during the first quarter of 2017.  The loss is related to a historical demolition project for which a surety bond remained in place and a letter of credit was issued as security for the bond. During the second quarter of 2017, the surety drew on the letter of credit. Currently, we do not expect any significant additional losses related to this project.
  Adjusted EBITDA from continuing operations was $31.8 million, a slight increase over  the first six months of 2016.
  Total capital expenditures year to date were $32.4 million.  Capital expenditures include $18.4 million for construction of the Ellis Island. A majority of the remaining expenditures were for improvements to the dredging fleet. Capital expenditures during the first six months of 2016 were $29.1 million and included $11.3 million for the Ellis Island, with the majority of the remainder for improvements to the dredging fleet.

Commentary
Mr. Petterson concluded, “The domestic dredging bid market totaled $328 million during the first half of 2017.  Our dredging segment won 52% of our addressable bid market, which is above our three year average win rate of 42%. Most notable were the awards of the following projects: the $88 million Mississippi Coastal Improvement Program (MsCIP) project, the $26 million Myrtle Beach project and the $18 million West Coast Hopper project (inclusive of $2.7 million of options).

“We look forward this quarter to the Ellis Island starting commercial work. She is scheduled to start on the Mississippi Coastal Improvements Program (MsCIP) project and has a full backlog to keep her busy for the remainder of 2017 and into the third quarter of 2018. Final payments during the third quarter are expected to be $12 million with a total spend over the project of $159 million.

“Domestically, in Washington D.C., the House Appropriations Committees has passed a record Army Corps of Engineers’ budget for the 2018 fiscal year. The Senate has held its subcommittee meetings with approval expected soon. Currently, the 2018 fiscal year budget proposal is over $6 billion, with over $1 billion allocated for the Harbor Maintenance Trust Fund, exceeding targets set by the Water Resources Development Act (WRDA). We are pleased with the budget progress thus far. As we look to the 2018 fiscal year, we expect a strong bid market in the second half of 2017, including phases of both the Jacksonville and Charleston deepenings in the coming weeks, and potentially Boston before year end. As is typical of capital projects, each of these projects presents unique challenges in terms of complexity, soils to be dredged, environmental restrictions, and execution windows. These deepening project bids are in addition to the historically active bidding load in the third and fourth quarter leading into the Corps’ new fiscal year.

“Internationally, we signed a land reclamation contract valued at $67 million in the Middle East that is in the final permitting stages. We expect to add this project to backlog in the third quarter of 2017. Overall, we are pleased with the improving bid market that we have seen over the last few months.

“During the first six months of 2017, our E&I segment was awarded $39.2 million in new work. This work is consistent with our strategy going forward and should position the segment well. Additionally, subsequent to the end of the second quarter of 2017, we have been awarded $28.4 million in additional new work. We have seen slightly lower volume of bids than expected as well as work delayed due to the flooding and standing water in California. While we are pleased with the significant improvement year over year in this segment, we recognize that these issues put pressure on our expected results for 2017 and anticipate an operating profit close to breakeven for the segment.”

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, August 2, 2017 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 52991354. The conference call will be available by replay until Friday, August 4, 2017, by calling 855-859-2056 and providing Conference ID 52991354. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from continuing operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net loss in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 127-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2016, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Contract revenues	$176,859	$192,192	$347,445	$355,311
Gross profit	25,774	24,256	41,956	44,246
General and administrative expenses	17,267	19,751	34,062	39,840
Loss on sale of assets—net	169	687	180	677
Operating income	8,338	3,818	7,714	3,729
Interest expense—net	(6,441)	(5,903)	(12,023)	(11,624)
Equity in earnings (loss) of joint ventures	(1,468)	128	(1,467)	13
Loss on extinguishment of debt	(2,330)	—	(2,330)	—
Other expense	(285)	(518)	(77)	(1,281)
Loss from continuing operations before income taxes	(2,186)	(2,475)	(8,183)	(9,163)
Income tax benefit	1,124	756	3,398	3,409
Loss from continuing operations	(1,062)	(1,719)	(4,785)	(5,754)
Income (loss) from discontinued operations, net of income taxes	368	—	(12,697)	—
Net loss	$(694)	$(1,719)	$(17,482)	$(5,754)

Basic loss per share attributable to continuing operations	$(0.02)	$(0.03)	$(0.08)	$(0.10)
Basic loss per share attributable to discontinued operations, net of tax	—	—	(0.21)	—
Basic loss per share	$(0.02)	$(0.03)	$(0.29)	$(0.10)
Basic weighted average shares	61,342	60,711	61,204	60,609

Diluted loss per share attributable to continuing operations	$(0.02)	$(0.03)	$(0.08)	$(0.10)
Diluted loss per share attributable to discontinued operations, net of tax	—	—	(0.21)	—
Diluted loss per share	$(0.02)	$(0.03)	$(0.29)	$(0.10)
Diluted weighted average shares	61,342	60,711	61,204	60,609

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(694)	$(1,719)	$(17,482)	$(5,754)
Income (loss) from discontinued operations, net of income taxes	368	—	(12,697)	—
Loss from continuing operations	(1,062)	(1,719)	(4,785)	(5,754)
Adjusted for:
Interest expense—net	6,441	5,903	12,023	11,624
Income tax benefit	(1,124)	(756)	(3,398)	(3,409)
Depreciation and amortization	11,058	14,892	25,629	28,820
Loss on extinguishment of debt	2,330	-	2,330	-
Adjusted EBITDA from continuing operations	$17,643	$18,320	$31,799	$31,281

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	June 30,	December 31,
	2017	2016

Cash and cash equivalents	$12,643	$11,167
Total current assets	255,399	307,226
Total assets	839,488	893,588
Total current liabilities	126,128	179,834
Long-term debt	419,310	390,402
Total equity	230,798	247,890

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues	2017	2016	2017	2016
Dredging:
Capital - U.S.	$31,472	$40,335	$98,073	$92,272
Capital - foreign	12,420	11,683	31,574	13,192
Coastal protection	60,304	57,426	100,639	104,639
Maintenance	34,337	28,641	56,250	66,224
Rivers & lakes	13,974	15,576	19,025	22,347
Total dredging revenues	152,507	153,661	305,561	298,674
Environmental & infrastructure	24,711	39,782	43,935	58,872
Intersegment revenue	(359)	(1,251)	(2,051)	(2,235)
Total revenues	$176,859	$192,192	$347,445	$355,311

	As of
	June 30,	December 31,	June 30,
Backlog	2017	2016	2016
Dredging:
Capital - U.S.	$238,581	$234,575	$344,230
Capital - foreign	9,784	22,025	39,271
Coastal protection	55,439	109,871	149,748
Maintenance	42,866	56,929	21,077
Rivers & lakes	38,801	44,298	68,263
Total dredging backlog	385,471	467,698	622,589
Environmental & infrastructure	52,768	37,645	54,014
Total backlog	$438,239	$505,343	$676,603

GLDD FIN

For further information contact:
Abby Sullivan
Investor Relations
630-574-3024